                                                                       Exhibit 4

                            SHAREHOLDERS' AGREEMENT
                            -----------------------

          This SHAREHOLDERS' AGREEMENT (this "Agreement") is made this 24th day of October, 1997 by and among MENDOCINO BREWING COMPANY, INC., a California corporation (herein called the "Mendocino" or the "Company"), H. Michael Laybourn, Norman H. Franks, Michael F. Lovett, John Scahill and Don Barkley (the "Original Partners"), and United Breweries of America, Inc. (the "Purchaser", together with the Original Partners are referred to herein as the "Shareholders").


                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Company and the Purchaser have entered into an Investment Agreement dated October 24, 1997 (the "Investment Agreement") pursuant to which the Purchaser has agreed to purchase from the Company an aggregate of at least 2,002,000 shares of the Company's Common Stock (the "Purchase Shares");

          WHEREAS, the Original Partners wish to provide a further inducement to the Purchaser to purchase the Purchase Shares by entering into this Agreement; and

          WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Investment Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

     1.   Definitions.  Certain terms used herein are defined as follows:
          ------------

          (a) "Board of Directors" means the Board of Directors of the Company.

          (b) "Immediate Family" means any spouse or domestic partner of a Shareholder and any child, grandchild, parent, brother, or sister of a Shareholder or of a spouse or domestic partner of a Shareholder.

          (c) "Shares" means any shares of capital stock of the Company or any securities convertible into or exchangeable for any class of capital stock of the Company and all securities into which such Shares may be converted or reclassified as a result of any merger, consolidation, stock split, stock dividend, or other recapitalization of the Company whether now owned or hereafter acquired.

          (d) "affiliate" means with respect to any person, (i) each person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of such person or (ii) each person that controls, is controlled by or is under common control with such person or any affiliate of such person. For purposes of this definition, "control" of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. The term "affiliated" shall have meanings correlative to the foregoing.

     2. Restriction of Shares. Each Original Partner, severally and not jointly,
        ----------------------
agrees that during the term of this Agreement all Shares owned by such Original Partner (which Shares shall be referred to as the "Restricted Shares") shall be subject to the terms and conditions of this Agreement. No sale (as defined in Section 13 hereof), whether voluntary or involuntary, of any Restricted Shares shall be valid unless the terms and conditions of this Agreement have been complied with. Each Original Partner, severally and not jointly, represents and warrants that the total number of shares of common stock (the "Common Stock") presently owned by each such Original Partner is set forth under the signature of such Original Partner on the signature page of this Agreement and that such Original Partner is the sole legal and beneficial owner of such shares, except to the extent that such shares may be pledged for security for indebtedness of such Original Partner. If the shares are pledged, the name and address of the pledgee is also set forth on the signature page of this Agreement.

     3. Legend. Each certificate representing Restricted Shares shall forthwith
        -------
be endorsed on the face thereof with the following legend:

        "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS' AGREEMENT BY AND AMONG THE CORPORATION AND THE SHAREHOLDERS THAT ARE SIGNATORIES THERETO, PROVIDING FOR, AMONG OTHER MATTERS, A RIGHT OF FIRST REFUSAL TO PURCHASE THE SECURITIES REPRESENTED BY THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

Shareholders whose certificates are held by a pledgee will use their best efforts to cause the pledgee to place such legend on the certificates held by them. This Section 3 legend shall be removed upon termination of this Agreement in accordance with the provisions of Section 8 hereof.

      4.  Sale of Shares.
          ---------------

          (a) Notice of Sale. An Original Partner may sell any or all Restricted
              ---------------
Shares provided such sale is made pursuant to the terms and conditions of this Agreement. If an Original Partner desires to sell any Restricted Shares such Original Partner shall deliver a written notice of the intended sale (the "Notice") to the Purchaser and to Enterprise Law Group, Inc., counsel for the Company at least sixty (60) days prior to the date of such intended sale, including, without limitation, the name and address of the prospective purchaser, the purchase price and other terms and conditions of payment, the date on or about which such sale is intended to be made, the number of Restricted Shares to be sold (such shares hereinafter being referred to as the "Offered Shares"), the percentage of all Restricted Shares of such Original Partner which the Offered Shares represent and that the third party purchaser has been informed of the rights of the Purchaser under this Agreement.

          (b) Right of First Refusal. The Purchaser shall have the right,
              -----------------------
exercisable upon written notice to such selling Original Partner within thirty
(30) days from the date of
receipt by the Purchaser of the Notice, to elect to purchase (in substitution for and in place of the intended purchaser thereof) all of the Offered Shares on the same terms and conditions stated in the Notice.

          (c) In the event that the consideration to be paid to the selling Original Partner shall consist, in whole or in part, of property other than cash, the selling Original Partner shall specify the cash equivalent value of such property in the Notice. In the event such property consists of securities for which a public market exists, the cash equivalent value shall mean the closing price or quotation for such securities in the applicable public market on the day prior to the date of the Notice. Except where determined pursuant to sales in a public market, the Purchaser shall have the right to contest in good faith the cash equivalent value set forth in the Notice, provided the Purchaser so notifies the selling Original Partner in writing within five (5) days of their receipt of the Notice. Upon receipt of such notice of contest the selling Original Partner shall petition the Board of Directors to determine by majority vote of the disinterested directors the appropriate equivalent value, whose decision shall be final and binding on all parties. During the period preceding such decision by the disinterested directors all actions otherwise to be taken hereunder shall be extended for the number of days between the selling Original Partner's petition of the Board of Directors and the Board of Director's announcement to the selling Original Partner and the Purchaser of its decision, but in no case more than sixty (60) days. If no decision is made within the time provided, the value shall be the value specified in the notice to the Board of Directors. For the foregoing purpose, the four individuals selected by the Purchaser pursuant to Section 7(a) hereof and, if the selling Original Partner is the one individual selected by Michael Laybourn or the Original Partners pursuant to Section 7(a) hereof, such selling Original Partner, are deemed not disinterested.

          (d) To the extent the Purchaser does not elect to purchase as provided in subparagraph (b) of this Section 4, the selling Original Partner may sell the Offered Shares to the buyer at the price and terms specified in the Notice or at a higher price than specified therein. If the the Offered Shares on the same terms within one hundred twenty (120) days after the mailing of the Notice to the Purchaser, the selling Original Partner shall not sell such Offered Shares without again complying with the terms of this Agreement.

          (e) Any notice given by the Purchaser pursuant to subparagraph (b) above shall, when taken together with the Notice mailed to the Purchaser, constitute a binding legal agreement on the terms and conditions therein set forth, it being understood that any modification, amendment, variance or other change by the Purchaser of the terms and conditions set forth in the Notice mailed to him other than as provided herein shall be of no force and effect unless consented to in writing by the selling Original Partner.

              The selling Original Partner and the Purchaser shall be entitled to rely conclusively upon any notice received pursuant to subparagraph (b) above with respect to their respective rights and obligations under this Section 4.

          (f) The Purchase Shares and any other Shares held by the Purchaser shall not be subject to a right of first refusal or other restrictions under this Section 4.

     5.   Rule 144 Sales. Anything in this Agreement to the contrary
          ---------------
notwithstanding, an Original Partner may sell or otherwise dispose of Restricted Shares owned by such Original

Partner in an unsolicited brokers' transaction under Rule 144 if such Original Partner has provided the Purchaser with at least ten (10) days notice of such Original Partner's intent to sell. Purchaser shall have the right to purchase the Offered Shares at market price based on the average closing price of the Company's common stock during the twenty (20) trading days immediately preceding the date the notice is deemed to have been given. If Purchaser does not elect to purchase the Offered Shares within five (5) days from the date the notice is deemed to have been given, such Original Partner may sell the Offered Shares pursuant to an unsolicited brokers' transaction under Rule 144, without the necessity of complying with any of the terms and conditions of Section 4.

          Notwithstanding Section 4, an Original Partner may transfer Shares:
(i) to a member of the Original Partner's Immediate Family or to a trust established for the benefit of a member or members of the Original Partner's Immediate Family, (ii) to an affiliate or equity holder of the Original Partner, or (iii) to the estate of any of the foregoing by gift, will or intestate succession; provided that the Original Partner or his representative notifies the Company of such transfer not less than ten (10) nor more than ninety (90) days prior to the transfer and that the proposed transferee agrees to be bound by the terms and provisions of this Agreement and to become a party to this Agreement immediately upon the receipt of such Shares.

     6.   Transfers in Violation of Agreement. A transfer in violation of this
          -----------------------------------
Agreement is null and void and the Company agrees to issue stop transfer instructions to its stock transfer agent, or, so long as it may act as its own transfer agent, to make a stop transfer notation in its appropriate stock record with respect to any such void transfer in its shareholder records. The Company shall continue to treat any Original Partner who made such transfer of Restricted Shares in violation of this Agreement as the holder of such Restricted Shares.

     7.   Voting Agreement.
          ----------------

          (a) Board of Directors. The Shareholders shall take all actions
              ------------------
necessary (including, without limitation, voting such number of shares of the voting stock of the Company now owned or hereafter acquired or controlled by them, calling special meetings of shareholders and executing and delivering written consents) and use their best efforts as shareholders of the Company to cause the Board of Directors, at all times from and after the date hereof for the election of directors of Mendocino, to consist of seven (7) directors and to elect the directors nominated as follows: (i) four individuals selected by the Purchaser, (ii) two independent directors acceptable to the Purchaser, and (iii) one individual selected by Michael Laybourn. If Michael Laybourn is unable to select a director, or fails to select a director, a director shall instead be selected by vote of the holders of a majority of the outstanding Restricted Securities present and voting at a meeting of the Original Partners held on at least four (4) days notice.

          (b) Neither the Board of Directors nor any committee thereof shall take any action without first giving effect to any nomination of directors by a group in accordance with this Section 7, provided, however, that if a group
                                         --------  -------
fails to make a nomination within ten (10) business days after receipt of notice from the Company or another party requesting that such group make a nomination, the Board of Directors may fill the vacancy and the Board of Directors or committee thereof may then take action; provided, further, that the director so
                                        --------  -------
appointed by the Board of Directors shall be removed if the group entitled to select the director to fill such vacancy subsequently makes a nomination.

          (c) The provisions of this Section 7 shall terminate when any Shareholder holds more than 50% of the outstanding Shares or when the Original Partners collectively hold less than 10% of the outstanding Shares.

     8.   Termination. This Agreement shall terminate on December 31, 2004.
          -----------

     9.   Notices. All notices, requests, demands, or other communications which
          -------
are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, if delivered by hand, by telecopy or telegram, or if by mail, the earlier of receipt or three days after deposit in the U.S. mail, postage prepaid, addressed to Purchaser and to the Company as follows:

          Purchaser:         United Breweries of America, Inc.
                             Three Harbor Drive, Suite 115
                             Sausalito, CA  94965
                             Attention.:  Vijay Mallya
                             Telephone:  (415) 289-1400
                             Telecopy:  (415) 289-1409

                             Orrick, Herrington & Sutcliffe LLP
                             Old Federal Reserve Bank Building
                             400 Sansome Street      San Francisco, CA  94111
                             Attention.:  Alan Talkington
                             Telephone:  (415) 773-5762
                             Telecopy:  (415) 773-5759

          Michael Laybourn   c/o Mendocino Brewing Company, Inc.
          Norman Franks      P.O. Box 400, 13351 South Highway 101,
          Michael Lovett     Hopland, CA 95449
          John Scahill       Telephone:  (707) 744-1015
          Donald Barkley     Telecopy:  (707) 744-1910

          Company:           Mendocino Brewing Company, Inc.
                             P.O. Box 400, 13351 South Highway 101
                             Hopland, CA 95449
                             Telephone:  (707) 744-1015
                             Telecopy:  (707) 744-1910

          Copy to:           Enterprise Law Group, Inc.
                             Menlo Oaks Corporate Center
                             4400 Bohannon Drive, Suite 280
                             Menlo Park, CA  94025-1041
                             Attention:  Nelson D. Crandall/Wayland M. Brill
                             Telephone:  (650) 462-4700
                             Telecopy:  (650) 462-4747
or to such other address as any party may designate for itself by notice given as provided in this Agreement. Copies of notice to counsel shall be given at the same time and by the same method of delivery as notice to the parties.

     10.  Successors and Assigns. This Agreement and the rights and obligations
         ----------------------
of the parties hereunder shall be binding upon and shall inure to the benefit of each Shareholder and such shareholder's respective successors, heirs, executors, administrators, permitted assigns and legal representatives, and to the Company and its successors and assigns; provided, however, that the rights and obligations shall not inure to any person who acquires Shares through sales into the public market.

     11.  Company Efforts. The Company agrees to use its best efforts to enforce
         ---------------
this Agreement, to inform the Shareholders of any violation of this Agreement and to assist the Shareholders in the exercise of their rights hereunder.

     12.  Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     13.  Certain Definitions. The words "sale," "sell," "transfer" and the like
         -------------------
shall include any disposition by way of transfer, with or without consideration, to any person for any purpose and shall include but shall not be limited in any way to redemption by the issuer, private or public sale, exchanges of securities on account of merger, consolidation, reorganization or any other transaction affecting the securities of the Company held by the Shareholder; provided, however, that the participation rights of the Shareholders under this Agreement shall not pertain or apply to any pledge of Restricted Shares made by the Shareholder pursuant to a bona fide loan transaction which creates a mere security interest provided that any pledgee or transferee shall furnish the Shareholders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Shareholder.

     14.  Severability. In case any one or more of the provisions or parts of a
          ------------
provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or with respect to any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     15.  Cooperation. Each of the parties hereto agrees to execute all such
          -----------
further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     16. Construction. This Agreement and all documents contemplated hereby, and
         ------------
all remedies in connection therewith and all questions or transactions relating thereto, shall be construed in accordance with and governed by the laws of the state of California.

This Agreement shall be interpreted according to its fair meaning and not strictly for or against any party.

     17.  Attorney's Fees. In the event of any legal action or proceeding to
          ---------------
enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     18.  Injunctions. Irreparable damage would occur in the event that any of
          -----------
the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

     19.  Entire Agreement. This Agreement constitutes the full and entire
          ----------------
understanding and agreement among or between the parties with regard to the subjects hereof, and supersedes any prior or contemporaneous understandings, representations, warranties or agreements related thereto (oral or written).

     20.  Governing Law. This Agreement shall be governed by and construed
          -------------
according to the laws of the State of California without regard to the principles thereof regarding conflict of laws.

     20.  Amendments. This Agreement may be amended only by the written consent
          ----------
of (a) the Purchaser, (b) the holders of a majority of the outstanding Restricted Shares present and voting at a meeting of the Original Partners held on at least four (4) days notice, and (c) if the amendment changes the existing rights or obligations or imposes additional obligations on the Company, the Company.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

                             MENDOCINO BREWING COMPANY, INC.,
                             a California corporation

                             By:     /s/ H. MICHAEL LAYBOURN
                                     -------------------------------------------
                             Name:   H. Michael Laybourn
                             Title:  Chairman and Chief Executive Officer

                             UNITED BREWERIES OF AMERICA, INC.,
                             a Delaware corporation

                             By:     /s/ VIJAY MALLYA
                                     -------------------------------------------
                             Name:   Vijay Mallya
                             Title:  Chairman and Chief Executive Officer

          AGREED TO by the following Original Partners, each of whom herewith certifies that such shareholder owns, of the outstanding shares of Common Stock of the above corporation, the number following such shareholder's name.

                        /s/ H. MICHAEL LAYBOURN
                        -------------------------------------------
                        H. MICHAEL LAYBOURN
                        Number of Shares of
                        Common Stock held:  272,367
                        Number of Shares Pledged:  3,529
                        Pledgee: The Savings Bank of Mendocino County P.O. Box 3600
                                        200 N. School Street
                                        Ukiah, CA  95482-3600
                                        Attn:  Mr. Martin J. Lombardi, V.P.


                        /s/ NORMAN FRANKS
                        -------------------------------------------
                        NORMAN FRANKS
                        Number of Shares of
                        Common Stock held:  244,512


                        /s/ MICHAEL LOVETT
                        -------------------------------------------
                        MICHAEL LOVETT
                        Number of Shares of
                        Common Stock held: 93,034
                        Number of Shares Pledged: 93,034
                        Pledgee:        Heritage Bank of Commerce
                                        150 Almaden Boulevard
                                        San Jose, CA  95113


                        /s/ JOHN SCAHILL
                        -------------------------------------------
                        JOHN SCAHILL
                        Number of Shares of
                        Common Stock held:  248,809


                        /s/ DONALD BARKLEY
                        -------------------------------------------
                        DONALD BARKLEY
                        Number of Shares of
                        Common Stock held:  101,559